EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Provides Initial Mine Plan and Permitting Update for the Butte Highlands Gold Project

Coeur d’Alene, Idaho – January 12, 2012 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today provided an initial mine plan and permitting update for the Butte Highlands Joint Venture Gold Project in southwestern Montana.

With the receipt of final assays from last year’s 50,000-foot underground drilling program, Timberline’s joint venture partner and project operator, Highland Mining (“Highland”), of Boise, Idaho, has provided Timberline with the following guidance:

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The initial mine plan at Butte Highlands will target production of approximately 400 to 500 tons per day for the first four years of operation.  The mineralized material is expected to be direct shipped to a nearby mill.

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Results from hydrology studies at Butte Highlands indicate the need to pump and discharge more water from the mineralized area than previously anticipated.  The project will require an additional water discharge  permit and the construction of additional water treatment facilities.  Subsequently, Highland is now targeting the issuance of the Hard Rock Operating Permit in mid-2012, and the commencement of shipments to the mill later in the year.

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Highland is working with the United States Forest Service and the public to evaluate and permit a haulage route from the mine site.  Highland will include its proposal as part of its final operating permit application responses to be submitted to the Montana Department of Environmental Quality.

Highland is controlled by Ron Guill, a Timberline director and the Company’s largest shareholder.  Mr. Guill stated, “We have made considerable progress in the development and permitting of the gold mine at Butte Highlands.  We are generating an initial mine plan for our first four years of production at a higher projected gold grade than was previously anticipated.  However, as is very common with underground mining operations, our timelines have required modification as the project has advanced.”

Timberline’s unique partnership at Butte Highlands calls for its retention of a 50-percent project interest while being carried to production by Highland Mining.  Once in production, Timberline is to receive 20-percent of project cash flow until Highland recovers its initial capital expenditures, at which time Timberline will receive 50-percent of cash flow.  A feasibility study has not been completed on the Butte Highlands project, and there is no certainty the proposed operations will be economically viable.

Mine development and mining operations at Butte Highlands have been sub-contracted to  Small Mine Development (“SMD”), an experienced underground mine operator which has performed mine development and mining operations for some of the largest mining companies in North America, including Newmont Mining and Barrick Gold.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is targeted to commence later this year.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing or results of the Company’s drill programs at Butte Highlands and South Eureka, the timing of assay results from such drilling programs being released, the district-scale potential of the South Eureka project, the expansion of the mineralization at the South Eureka project, the timing of a production decision at the South Eureka project, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

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